SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004



                                                                December 5, 1984




Seligman Frontier Fund, Inc.
One Bankers Trust Plaza
New York, New York  10006

Dear Sirs:

            With respect to the Registration Statement on Form N-1A (File No. 2-92487) (the "Registration Statement") filed by Seligman Frontier Fund, Inc., a Maryland Corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an indefinite number of shares of Common Stock, $.10 par value (the "Common Stock"), we, as your counsel, have examined such corporate records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. On the basis of such examination and review, we advise you that, in our opinion, when shares of the Common Stock have been issued and sold in accordance with the terms of the Distributing Agreement, dated as of August 30, 1984, between the Company and Seligman Marketing, Inc., referred to in the Registration Statement, and as authorized by the Board of Directors of the Fund, such shares will be validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,


                                          /s/Sullivan & Cromwell
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